Exhibit 99.1

Plum Creek Timber Company, Inc. 999 Third Avenue, Suite 4300 Seattle, Washington 98104 206 467 3600

News Release

For immediate release Jan. 28, 2008	For more information contact: Investors: John Hobbs 1-800-858-5347 Media: Robin Keegan 1-888-467-3751

Plum Creek Reports Results for Fourth Quarter and Full Year 2007

SEATTLE – Plum Creek Timber Company, Inc. (NYSE: PCL) today announced fourth quarter earnings of $118 million, or $0.68 per diluted share, on revenues of $504 million. Earnings for the fourth quarter of 2006 were $69 million, or $0.39 per diluted share, on revenues of $379 million.

Earnings for the fourth quarter of 2007 included an after-tax gain of $43 million, or $0.25 per share, from the sale of nearly 100,000 acres of Wisconsin timberlands for approximately $70 million. Earnings for the fourth quarter of 2006 included a $13 million, $0.07 per share, after-tax gain from the settlement of the softwood lumber trade dispute between the United States and Canada.

Earnings for the full year of 2007 were $282 million, or $1.61 per diluted share, on revenues of $1.68 billion. Earnings for 2006 were $317 million, or $1.75 per diluted share, on revenues of $1.63 billion.

Results for the full year of 2007 included the gains from the Wisconsin sale mentioned above; a $2 million, or $0.01 per share after-tax gain, on the sale of an industrial mineral asset during the second quarter of the year; as well as a $4 million, or $0.02 per share non-cash expense, related to fire losses during the third quarter. Results for 2006 included the gain from the trade dispute settlement as well as a $2 million, or $0.01 per share, after-tax cumulative benefit from accounting changes recorded during the first quarter of 2006.

“We’re pleased with the performance during the fourth quarter,” said Rick Holley, president and chief executive officer. “Results from our ongoing businesses met our expectations. The Wisconsin timberlands sale allowed us to capture attractive value for this property and highlights the continued investor interest in timberlands as a long-term asset class.”

Cash provided by operating activities for 2007 totaled $517 million including $69 million of cash proceeds from the Wisconsin land sale and $8 million of cash provided by a reduction in working capital. Cash provided by operating activities during 2006 totaled $556 million

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Plum Creek Reports Results for Fourth Quarter

including approximately $29 million of cash provided by reduction in working capital. The company ended 2007 with $240 million in cash and cash equivalents.

“The employees and management team of Plum Creek remain focused on long-term value creation,” continued Holley. “It’s this commitment that drives our strategies and day-to-day operating decisions. It’s this commitment that has served our long-term shareholders well, delivering annualized total shareholder returns over the past five years of 19.6 percent.

“During the past year, our focus on long-term value led us to make operating decisions that temporarily reduced the financial contribution of our timber operations. We reduced the harvest of our most valuable timber assets, sawlogs, to their lowest level in six years. We took this action because these assets will continue to grow, and we are confident they will produce better returns for our shareholders in the future.

“Other areas of our company continued to grow. The contribution from our rural land sales efforts continued to grow during 2007. Revenues from the sale of smaller tracts of rural land grew nearly 8 percent to $332 million for the full year as the troubles in housing markets did not appear to influence the interest in rural land. In addition, income from our non-timber resource businesses continued to grow, exceeding $17 million in operating profit during 2007.

“We maintained our focus on value creation through disciplined capital allocation. Early in 2007, we increased our dividend by 5 percent, and through our share repurchase program, effectively bought our own timberlands at a significant discount to their intrinsic value. Through these repurchases we increased our shareholders’ proportionate ownership in the company by nearly 3 percent.

“In addition, while we evaluated well over a million acres of potential timberland acquisitions during the year, we identified three acquisitions that provided attractive returns for our shareholders. Through these acquisitions, we expanded our ownership of high-quality, investment-grade timberlands in Georgia and Oregon, acquiring a total of 69,000 acres.”

Review of Quarterly Operations

The Northern Resources segment reported fourth quarter operating profit of $17 million; $7 million lower than the $24 million reported in the fourth quarter of 2006. Softwood sawlog demand was lower than the same period of 2006 as lumber mills curtailed production in the face of continued weak lumber demand and low lumber prices. Average sawlog prices during the fourth quarter of 2007 were approximately 4 percent lower than those in the same period of 2006, while sawlog harvest volumes were approximately 5 percent lower. As planned, the segment’s pulpwood harvest was approximately 11 percent lower, while pulpwood prices were largely unchanged compared to the same period of one year ago.

The Southern Resources segment reported fourth quarter operating profit of $35 million, down $7 million from the $42 million reported during the fourth quarter of 2006. The decline in segment profits was the result of weaker sawlog markets when compared to the same period of 2006. Average sawlog stumpage prices were approximately 9 percent lower than

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Plum Creek Reports Results for Fourth Quarter

those in the fourth quarter of 2006. Sawlog harvest volumes were 14 percent lower than the fourth quarter of 2006, as the company elected to defer its sawlog harvest in some Southern markets. Pulpwood prices were 22 percent higher than the same period of 2006 as pulp and paper customers sought wood to replace residual wood chips typically purchased from lumber mills. The segment’s pulpwood harvest was 13 percent lower than the unusually strong harvest volume brought to market during the fourth quarter of 2006.

The Real Estate segment reported revenue of $198 million and operating profit of $121 million in the fourth quarter of 2007. These results include the $70 million of revenue and $43 million of operating income from the sale of approximately 100,000 acres of Wisconsin timberlands. The segment reported $66 million of revenue and $35 million of operating profit for the fourth quarter of 2006.

During the fourth quarter of 2007, the company sold approximately 16,900 acres of small, non-strategic timberlands at average prices exceeding $1,500 per acre. These lands are generally small tracts of lower productivity timberlands. The sale of more than 24,500 acres of conservation properties captured approximately $1,080 per acre, while nearly 14,200 acres of recreation property were sold at an average price exceeding $3,300 per acre. The company also sold approximately 3,750 acres of development lands for more than $7,600 per acre.

The Manufacturing segment reported a $1 million loss for the fourth quarter of 2007, compared with a $2 million loss in the fourth quarter of 2006. Improved performance in the lumber and medium density fiberboard businesses drove the improvement in operating performance. Prices for both lumber and medium density fiberboard were up 6 percent compared to the same period of 2006 while plywood prices were relatively steady.

Timberland Acquisition

During the quarter the company acquired approximately 31,000 acres of southeastern Georgia timberlands for approximately $76 million in two negotiated transactions. These investment-quality timberlands adjoin and complement existing Plum Creek ownership in the region and should provide attractive cash-on-cash returns for shareholders.

Outlook

“Sustainable forestry management requires a commitment to long-term planning and our strategies to create shareholder value are rooted in this commitment. We believe this disciplined approach will continue to result in sustainable, long-term value creation for our shareholders,” continued Holley. “Our operating plans for 2008 draw on our positive long-term view of timber and rural land markets, as well as our experience in more than 40 local markets across the nation.”

Over the past year lumber, plywood and oriented strand board (OSB) producers further reduced production in response to continued deterioration in residential construction activity. With housing starts off approximately 25 percent from 2006, and commodity lumber prices at multi-year lows, customers continued to reduce production in response to poor demand and

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Plum Creek Reports Results for Fourth Quarter

cash returns. U.S. lumber production declined between 11 and 12 percent depending on the region, while in 2007, structural panel production declined approximately 5 percent. During 2008, the company anticipates that residential construction markets will remain weak and stabilize at recent levels with the potential for recovery in 2009.

While solid wood markets have been weak for the past year, pulpwood markets improved significantly as demand for pulp and paper products remained good. Pulp and paper manufacturers sought pulpwood to replace a dwindling supply of residual chips from lumber mills. The company anticipates that demand for pulpwood will remain strong throughout 2008.

With these conditions as a backdrop, the company expects to maintain its 2008 sawlog harvest at the low levels set during 2007. In late 2006, the company increased the pace of its forest thinning, particularly in the South, bringing to market previously deferred pulpwood volume in response to attractive pulpwood pricing and increased pulpwood demand. The company maintained this pace during 2007 as demand remained strong and pulpwood prices continued to rise. During 2008, the company plans to moderate the pace of its thinning activity, and as a result, its pulpwood harvest. Overall harvests should be between 18.5 million and 19.5 million tons of timber during 2008.

Within the rural real estate area, the company is experiencing stable pricing and buyer interest levels consistent with those experienced during the past year. As a result, the company expects Real Estate segment sales for the year to be similar to 2007 levels, between $320 million and $340 million. Of this, between $25 million and $35 million is projected to come from the sale of entitled properties on a small portion of the company’s high-value real estate properties. First quarter Real Estate segment sales are expected to be between $75 million and $85 million.

Reflecting all of these factors, the company expects 2008 earnings to be between $1.15 and $1.40 per share. The company anticipates first quarter earnings will be between $0.26 and $0.31 per share.

“We’re managing the largest and most diversified portfolio of industrial timberlands in the nation. This is an asset base with unmatched risk diversification in the industry and enduring long-term value. Disciplined capital allocation remains our most important tool for long-term value preservation and creation.

“As we move into 2008, we will maintain our historic value-focused discipline; evaluating discretionary investment in our forests to increase their productivity, pursuing financially attractive timberland acquisitions, and repurchasing our company’s stock at attractive values. With our exceptional asset base and continued strong cash flow, the company has excellent financial flexibility and we remain on-track to execute our strategies for long-term shareholder value creation in all our business segments,” concluded Holley.

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Plum Creek Reports Results for Fourth Quarter

Earnings Conference Call and Supplemental Information

Plum Creek will hold a conference call today, Jan. 28, at 5:00 p.m. EST (2:00 p.m. PST). A live webcast of the conference call may be accessed through Plum Creek’s Internet site at www.plumcreek.com by clicking on the “Investors” link.

Investors without Internet access should dial 1-800-572-9852 at least 10 minutes prior to the start of the call, referencing Plum Creek’s earnings conference call. Those wishing to access the call from outside the United States and Canada should dial 1-706-645-9676, also referencing Plum Creek’s earnings conference call. Replay of the call will be available for 48 hours after completion of the live call and can be accessed at 1-800-642-1687 or 1-706-645-9291 (international calls), using the code 23088842.

Supplemental financial information for Plum Creek operations, including statistical data, is available in the Investors section of Plum Creek’s website at www.plumcreek.com.

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Plum Creek is the largest and most geographically diverse private landowner in the nation with more than 8 million acres of timberlands in major timber producing regions of the United States and 10 wood products manufacturing facilities in the Northwest.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, the market for and our ability to sell or exchange non-strategic timberlands and timberland properties that have higher and better uses, and various regulatory constraints. These and other risks, uncertainties and assumptions are detailed from time to time in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. It is likely that if one or more of the risks materializes, or if one or more assumptions prove to be incorrect, the current expectations of Plum Creek and its management will not be realized. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

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PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Year Ended
	December 31, 2007	December 31, 2006

	(In Millions, Except Per Share Amounts)

Revenues:
Timber	$782	$807
Real Estate	402	308
Manufacturing	471	493
Other	20	19

Total Revenues	1,675	1,627

Costs and Expenses:
Cost of Goods Sold:
Timber	523	487
Real Estate	144	122
Manufacturing	454	455
Other	3	3

Total Cost of Goods Sold	1,124	1,067
Selling, General and Administrative	127	117

Total Costs and Expenses	1,251	1,184

Gain from Canadian Lumber Settlement	-	14
Other Operating Income (Expense), net	-	4

Operating Income	424	461
Interest Expense, net	147	133

Income before Income Taxes	277	328
Provision (Benefit) for Income Taxes	(3)	13

Income From Continuing Operations	280	315
Gain on Sale of Properties, net of tax	2	-

Income Before Cumulative Effect of Accounting Change	282	315
Cumulative Effect of Accounting Change, net of tax	-	2

Net Income	$282	$317

Per Share Amounts:

Income From Continuing Operations per Share
- Basic	$1.60	$1.75
- Diluted	$1.60	$1.74

Net Income per Share
- Basic	$1.61	$1.76
- Diluted	$1.61	$1.75

Weighted Average Number of Shares Outstanding
- Basic	174.5	180.5
- Diluted	175.0	180.9

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Quarter Ended
	December 31, 2007	December 31, 2006

	(In Millions, Except Per Share Amounts)

Revenues:
Timber	$193	$204
Real Estate	198	66
Manufacturing	108	105
Other	5	4

Total Revenues	504	379

Costs and Expenses:
Cost of Goods Sold:
Timber	132	126
Real Estate	75	29
Manufacturing	105	102
Other	1	1

Total Cost of Goods Sold	313	258
Selling, General and Administrative	36	36

Total Costs and Expenses	349	294

Gain from Canadian Lumber Settlement	-	14
Other Operating Income (Expense), net	-	2

Operating Income	155	101
Interest Expense, net	38	35

Income before Income Taxes	117	66
Benefit for Income Taxes	(1)	(3)

Net Income	$118	$69

Per Share Amounts:

Net Income per Share
- Basic	$0.68	$0.39
- Diluted	$0.68	$0.39

Weighted Average Number of Shares Outstanding
- Basic	172.3	177.0
- Diluted	172.8	177.4

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31, 2007	December 31, 2006

	(In Millions, Except Per Share Amounts)
ASSETS
Current Assets:
Cash and Cash Equivalents	$240	$273
Restricted Advance from Customer	-	4
Accounts Receivable	33	40
Inventories	82	83
Deferred Tax Asset	7	7
Real Estate Development Properties	5	3
Assets Held for Sale	64	82
Other Current Assets	25	21

	456	513

Timber and Timberlands, Net	3,949	3,876
Property, Plant and Equipment, Net	202	216
Investment in Grantor Trusts	27	28
Other Assets	30	28

Total Assets	$4,664	$4,661

LIABILITIES
Current Liabilities:
Current Portion of Long-Term Debt	$147	$125
Accounts Payable	48	42
Interest Payable	29	30
Wages Payable	25	27
Taxes Payable	23	24
Deferred Revenue	13	17
Other Current Liabilities	18	16

	303	281

Long-Term Debt	1,820	1,617
Line of Credit	556	581
Deferred Tax Liability	20	25
Other Liabilities	64	68

Total Liabilities	2,763	2,572

Commitments and Contingencies

STOCKHOLDERS’ EQUITY

Preferred Stock, $0.01 par value, authorized shares - 75.0, outstanding - none	-	-
Common Stock, $0.01 par value, authorized shares - 300.6, outstanding (net of Treasury Stock) - 172.3 at December 31, 2007, and 177.1 at December 31, 2006	2	2
Additional Paid-In Capital	2,204	2,190
Retained Earnings	202	214
Treasury Stock, at cost, Common Shares - 14.6 at December 31, 2007, and 9.5 at December 31, 2006	(509)	(307)
Accumulated Other Comprehensive Income (Loss)	2	(10)

Total Stockholders’ Equity	1,901	2,089

Total Liabilities and Stockholders’ Equity	$4,664	$4,661

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Year Ended
	December 31, 2007	December 31, 2006

	(In Millions)
Cash Flows From Operating Activities:
Net Income	$282	$317
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization (Includes $4 Loss Related to Forest Fires in 2007)	134	128
Basis of Real Estate Sold	108	85
Expenditures for Real Estate Development	(19)	(6)
Deferred Income Taxes	(9)	1
Gain on Sales of Properties and Other Assets	(2)	(1)
Working Capital Changes Impacting Cash Flow:
Like-Kind Exchange Funds	-	30
Other Working Capital Changes	8	(1)
Other	15	3

Net Cash Provided By Operating Activities	517	556

Cash Flows From Investing Activities:
Capital Expenditures (Excluding Timberland Acquisitions)	(93)	(86)
Timberlands Acquired	(174)	(111)
Proceeds from Sales of Properties and Other Assets	3	2
Other	2	(4)

Net Cash Used In Investing Activities	(262)	(199)

Cash Flows From Financing Activities:
Dividends	(294)	(290)
Borrowings on Line of Credit	2,795	3,483
Repayments on Line of Credit	(2,820)	(3,397)
Repayment of Short-Term Debt	-	(50)
Proceeds from Issuance of Long-Term Debt	350	216
Principal Payments and Retirement of Long-Term Debt	(125)	(159)
Proceeds from Stock Option Exercises	8	7
Acquisition of Treasury Stock	(202)	(263)

Net Cash Used In Financing Activities	(288)	(453)

Decrease In Cash and Cash Equivalents	(33)	(96)
Cash and Cash Equivalents:
Beginning of Year	273	369

End of Year	$240	$273

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Quarter Ended
	December 31, 2007	December 31, 2006

	(In Millions)
Cash Flows From Operating Activities:
Net Income	$118	$69
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	32	34
Basis of Real Estate Sold	63	19
Expenditures for Real Estate Development	(6)	(1)
Deferred Income Taxes	(2)	(7)
Gain on Sale of Properties and Other Assets	-	(1)
Working Capital Changes Impacting Cash Flow:
Like-Kind Exchange Funds	13	40
Other Working Capital Changes	(10)	(19)
Other	5	2

Net Cash Provided By Operating Activities	213	136

Cash Flows From Investing Activities:
Capital Expenditures (Excluding Timberland Acquisitions)	(34)	(26)
Timberlands Acquired	(78)	(89)
Proceeds from Sales of Properties and Other Assets	-	1

Net Cash Used In Investing Activities	(112)	(114)

Cash Flows From Financing Activities:
Dividends	(72)	(71)
Borrowings on Line of Credit	616	1,316
Repayments on Line of Credit	(574)	(1,253)
Principal Payments and Retirement of Long-Term Debt	-	(130)
Proceeds from Stock Option Exercises	1	1
Acquisition of Treasury Stock	-	(1)

Net Cash Used In Financing Activities	(29)	(138)

Increase (Decrease) In Cash and Cash Equivalents	72	(116)
Cash and Cash Equivalents:
Beginning of Period	168	389

End of Period	$240	$273